Exhibit 10.1

AGREEMENT

     This Agreement (this “Agreement”) dated as of February 15, 2005 is entered into by and between Input/Output, Inc., a corporation organized under the laws of Delaware (together with its successors, the “Company”), and Fletcher International, Ltd., a company organized under the laws of Bermuda (together with its successors, “Fletcher”).

     The parties hereto agree as follows:

     1.    Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

     (a)       Fletcher agrees to purchase from the Company, and the Company agrees to sell to Fletcher on the Initial Closing Date (as defined below), in accordance with Section 2 below, thirty thousand (30,000) shares (the “Initial Preferred Shares”) of the Company’s Series D-1 Cumulative Convertible Preferred Stock (the “Series D-1 Preferred Stock”), having the terms and conditions set forth in the Certificate of Rights and Preferences attached hereto as Annex A (the “Certificate of Rights and Preferences”), at a price of one thousand dollars ($1,000) per share for an aggregate purchase price of thirty million dollars ($30,000,000). Fletcher shall have the rights with respect to such Initial Preferred Shares specified in this Agreement and in the Certificate of Rights and Preferences.

     (b)       The closing (the “Initial Closing”) of the sale of the Initial Preferred Shares shall occur on February 16, 2005, or at such other date and time as Fletcher and the Company shall mutually agree (such date, the “Initial Closing Date”).

     (c)       The Company grants Fletcher rights (the “Fletcher Rights”) to require the Company to issue to it from time to time, in whole or in part, up to an aggregate of forty thousand (40,000) shares of additional series of Company preferred stock (e.g., Series D-2 Cumulative Convertible Preferred Stock, Series D-3 Cumulative Convertible Preferred Stock, etc.) having, except as set forth below, the same terms, conditions, rights, preferences and privileges as the Series D-1 Preferred Stock (such shares shall collectively be referred to as the “Additional Preferred Shares” and together with the Initial Preferred Shares, the “Series D Preferred Shares”) at a price of one thousand dollars ($1,000) per share for an aggregate purchase price for all Additional Preferred Shares of forty million dollars ($40,000,000), and together with the Initial Preferred Shares, seventy million dollars ($70,000,000) in the aggregate of Series D Preferred Shares. Fletcher shall have the rights with respect to such Additional Preferred Shares specified in this Agreement and in a certificate of rights and preferences for each such series of Additional Preferred Shares (each, a “Subsequent Certificate of Rights and Preferences” and collectively, the “Subsequent Certificates of Rights and Preferences”). Each Subsequent Certificate of Rights and Preferences shall have the same terms and conditions as the Certificate of Rights and Preferences, except that (A) the Conversion Price (as defined therein) shall equal one hundred twenty-two percent (122%) of the

Prevailing Market Price (as defined therein) calculated as of the Business Day of the corresponding Fletcher Notice (as defined below), but in no case less than six dollars and thirty-one cents ($6.31) (subject to adjustment pursuant to Section 20(o)); and (B) the number of Additional Preferred Shares issued pursuant to each Subsequent Certificate of Rights and Preferences may differ from the number of shares of Series D-1 Preferred Stock. To exercise any Fletcher Rights, Fletcher shall deliver one or more written notices substantially in the form attached hereto as Annex B (a “Fletcher Notice”) to the Company from time to time commencing from August 16, 2005 and ending no later than February 16, 2008, subject to extension (the “Fletcher Rights Period”). Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, the closing of each exercise of Fletcher Rights (each, a “Subsequent Closing”) shall take place on the date that is three (3) Business Days following and excluding the date of delivery of the Fletcher Notice or on such other date as Fletcher and the Company shall mutually agree (such date and time being referred to herein as the “Subsequent Closing Date,” and together with the Initial Closing Date, each a “Closing Date”).

     (d)       As used herein, the term “Common Shares” means the shares of the Company’s common stock, par value $0.01 per share (together with the associated preferred stock purchase rights under the Rights Agreement, dated as of January 17, 1997, as amended (the “Rights Agreement”), by and between the Company and Harris Trust and Savings Bank, as Rights Agent, the “Common Stock”) issuable upon conversion or redemption of or as dividends under the Series D Preferred Shares, and all other Common Stock issuable under the Certificate of Rights and Preferences, Subsequent Certificates of Rights and Preferences or this Agreement; the term “Investment Securities” means the Series D Preferred Shares issued hereunder, the Fletcher Rights and all Common Shares; the term “Business Day” means any day on which the Common Stock may be traded on the NYSE or, if not admitted for trading on the NYSE, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed; the term “NYSE” means the New York Stock Exchange, but if the New York Stock Exchange is not then the principal U.S. trading market for the Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, but is designated as a National Association of Securities Dealers, Inc. (“NASD”) Automated Quotation System National Market System Security or SmallCap Market Security, then such market system, or if such Common Stock, or such other applicable common stock, is not listed or quoted on any of the foregoing, then the OTC Bulletin Board.

     2.       Initial Closing. The Initial Closing shall take place initially via facsimile on the Initial Closing Date in the manner set forth below; provided, that, original certificates representing shares of Series D-1 Preferred Stock shall be delivered via Federal Express or another reputable overnight carrier to the address set forth in Annex I.

     At the Initial Closing, the following deliveries shall be made:

     (a)       Series D-1 Preferred Stock. The Company shall deliver to Fletcher six (6) stock certificates, each representing five thousand (5,000) shares of Series D-1 Preferred Stock, duly executed by the Company in definitive form, and shall register such shares in the stockholder register of the Company in the name of Fletcher or as instructed by Fletcher in writing.

     (b)       Purchase Price. Fletcher shall cause to be wire transferred to the Company, in accordance with the instructions set forth in Section 19, the aggregate purchase price of thirty million dollars ($30,000,000) in immediately available United States funds.

     (c)       Closing Documents. The closing documents required by Sections 13 and 14 shall be delivered to Fletcher and the Company, respectively.

     (d)       Delivery Notice. An executed copy of the delivery notice in the form attached hereto as Annex C shall be delivered to Fletcher.

The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

     3.       Subsequent Closing. Each Subsequent Closing shall take place initially via facsimile on the Subsequent Closing Date in the manner set forth below; provided, that, original certificates representing Additional Preferred Shares shall be delivered via Federal Express or another reputable overnight carrier to Fletcher as Fletcher instructs in writing. Each Subsequent Closing shall be for an Additional Issuance Price (as hereinafter defined) of not less than five million dollars ($5,000,000), unless the Additional Issuance Price for all then remaining Fletcher Rights is less than five million dollars ($5,000,000), in which instance, such Subsequent Closing shall be for the Additional Issuance Price for all such remaining Additional Preferred Shares. At each Subsequent Closing, the following deliveries shall be made:

     (a)       Additional Preferred Shares. The Company shall issue and deliver to Fletcher stock certificates, each representing five thousand (5,000) Additional Preferred Shares (except that to the extent the number of Additional Preferred Shares to be delivered is not evenly divisible by five thousand (5,000), one (1) stock certificate shall represent the remaining shares), duly executed by the Company, and shall register such shares in the stockholder register of the Company in the name of Fletcher or as instructed by Fletcher in writing.

     (b)       Purchase Price. Fletcher shall cause to be wire transferred to the Company, in accordance with the instructions set forth in Section 19, one thousand dollars ($1,000) per Additional Preferred Share, as specified in the applicable Fletcher Notice (in the aggregate, the “Additional Issuance Price”) payable on such Subsequent Closing Date, in immediately available United States funds.

     (c)       Closing Documents. The closing documents required by Sections 13 and 14 shall be delivered to Fletcher and the Company, respectively.

     (d)       Delivery Notice. An executed copy of the delivery notice in the form attached hereto as Annex C shall be delivered to Fletcher.

The deliveries specified in this Section 3 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

     4.       Representations and Warranties of the Company. The Company hereby represents and warrants to Fletcher on each Closing Date, as follows:

     (a)       The Company has been duly incorporated and is validly existing in good standing under the laws of Delaware or, after the Initial Closing Date, if another entity has succeeded the Company in accordance with the terms hereof, under the laws of one of the states of the United States or the District of Columbia.

     (b)       Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement, the Certificate of Rights and Preferences and the Subsequent Certificates of Rights and Preferences (including the authorization, sale, issuance and delivery of the Investment Securities) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

     (c)       This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The issuance of the Investment Securities is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with.

     (d)       The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Certificate of Rights and Preferences or Subsequent Certificates of Rights and Preferences (including, but not limited to, the issuance of the Investment Securities) and (iii) carry on its business as presently conducted and as presently proposed to be conducted. The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on (i) the business affairs, assets, results of operations or prospects of the Company or any of its subsidiaries, or (ii) the transactions contemplated by, or the Company’s ability to perform under, this Agreement, the Certificate of Rights and Preferences or any Subsequent Certificate of Rights and Preferences.

     (e)       No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Certificate of Rights and Preferences or Subsequent Certificates of Rights and Preferences other than the approval of the SEC of the Registration Statement to be filed pursuant to the terms hereof.

     (f)       Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder and under the Certificate of Rights and Preferences or Subsequent Certificates of Rights and Preferences:

     (i)       violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person (as defined below) under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) any rule or regulation of the NASD or the NYSE or any rule or regulation of the markets where the Company’s securities are publicly traded or quoted applicable to the Company or the transactions contemplated hereby; or

     (ii)       results in the creation or imposition of any lien, charge or encumbrance upon any Investment Securities or upon any of the properties or assets of the Company or any of its subsidiaries.

For the purposes of this Agreement, “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     (g)       When issued to Fletcher against payment therefor, each Investment Security:

     (i)       will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

     (ii)       will be free and clear of any security interests, liens, claims or other encumbrances; and

     (iii)       will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

     (h)       The Company satisfies all continued listing criteria of the NYSE. No present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the NYSE. All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the NYSE.

     (i)       There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement, the Certificate of Rights and Preferences or Subsequent Certificates of Rights and Preferences.

     (j)       Since January 1, 2002, none of the Company’s filings with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) or under Section 13(a) or 15(d) of the Exchange Act (each an “SEC Filing”), including the financial statements and schedules of the Company and results of the Company’s operations and cash flow contained therein, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Since January 1, 2004, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a material adverse change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business, except as disclosed in the Company’s SEC Filings on or before the date immediately prior to and excluding the date hereof. Since the date of the Company’s most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business. The Company’s SEC Filings made before and excluding the Closing Date fully disclose all material information concerning the Company and its subsidiaries (other than the existence and terms of this Agreement).

     (k)       The offer and sale of the Investment Securities to Fletcher pursuant to this Agreement will, subject to the accuracy of Fletcher’s representations and warranties contained in Section 7 hereof and compliance by Fletcher with the applicable covenants and agreements contained in Section 11 hereof, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to buy or has offered to sell or will offer to sell all or any part of the Investment Securities or any other securities to any Person or Persons so as to bring the sale of such Investment Securities by the Company within the registration provisions of the Securities Act.

     (l)       Immediately prior to the Initial Closing Date, the authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Common Stock, par value $0.01 per share and five million (5,000,000) shares of preferred stock, par value $0.01 per share. As of February 11, 2005, (A) 78,660,858 shares of Common Stock were issued and outstanding, and 21,146,490 shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (B) 783,127 shares of Common Stock are held in the treasury of the Company (including up to 62,564 shares of Common Stock currently held in the treasury of the Company that may be issued under the Non-Employee Directors’ Retainer Plan), (C) no shares of preferred stock are issued and outstanding (but 100,000 shares of preferred stock are reserved for issuance as Series A Preferred Stock pursuant to the Rights Agreement), (D) options to purchase up to 123,833 additional shares of Common Stock may be issued under the Amended and Restated 1996 Non-Employee Director Stock Option Plan, (E) up to 507,652 additional shares of Common Stock may be issued under the Employee Stock Purchase Plan, (F) up to 11,807 additional shares of restricted Common Stock may be issued under the 1998 Restricted Stock Plan, (G) up to 76,073 additional shares of restricted Common Stock may be issued under the 2000 Restricted Stock Plan, (H) up to 8,750 additional shares of Common Stock may be issued under the 2004 Long-Term Incentive Plan, and (I) options to purchase up to 175,000 additional shares of Common Stock may be issued under the 2003 Stock Option Plan. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities. As of the date hereof, except as set forth above or as disclosed in writing in Schedule 4(l) attached hereto, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

     (m)       Solvency. The sum of the assets of the Company, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities. The Company has sufficient capital or access to capital with which to conduct its business as presently conducted and as proposed to be conducted. The Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures. For purposes of this paragraph, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

     (n)       Equivalent Value. As of the Initial Closing Date, the consideration that the Company is receiving from Fletcher is equivalent in value to the consideration Fletcher is receiving from the Company pursuant to this Agreement. As of the Initial Closing Date, under the terms of this Agreement, the Company is receiving fair consideration from Fletcher for the agreements, covenants, representations and warranties made by the Company to Fletcher.

     (o)       No Non-Public Information. Fletcher has not requested from the Company, and the Company has not furnished to Fletcher, any material non-public information concerning the Company or its subsidiaries.

     (p)       Restatement Notices. As of each Subsequent Closing Date, the Company has provided Fletcher with all Restatement Notices (as defined in the Certificate of Rights and Preferences or Subsequent Certificates of Rights and Preferences) required to be delivered following a Restatement (as defined in the Certificate of Rights and Preferences or Subsequent Certificates of Rights and Preferences).

     (q)       Amendment to Rights Agreement. The Company has taken all action necessary to amend the Rights Agreement in the manner set forth in Annex K hereto.

     5.       Registration Provisions; Authorized Share Increase.

     (a)       The Company shall, as soon as practicable and at its own expense, but in no event later than March 31, 2005, file a Registration Statement (as defined below) under the Securities Act covering the resale of all of the Common Shares issuable upon conversion or redemption of or as dividends under the Series D-1 Preferred Shares and under the Certificate of Rights and Preferences and shall use its commercially reasonable efforts to cause such Registration Statement (the “Initial Registration Statement”) to be declared effective on or prior to the earlier of (i) June 15, 2005, or (ii)

five (5) calendar days following the later of (A) the confirmation from the SEC that the Initial Registration Statement will not be reviewed, and (B) the date of stockholder approval of the Proposed Share Increase (the “Initial Required Registration Date”). Pursuant to the preceding sentence, the Company shall register pursuant to such Initial Registration Statement not less than the number of shares of Common Stock equal to fifteen million, seven hundred twenty-four thousand, three hundred and six (15,724,306) (the “Registrable Number”). Upon the issuance of Additional Preferred Shares, the Company shall, at its own expense and as promptly as practicable after (and in no event later than fifteen (15) Business Days after and excluding) each Subsequent Closing Date, file a registration statement or, if permitted by the rules and regulations of the SEC, file a supplement to the prospectus contained in the Initial Registration Statement (each such registration statement or prospectus supplement, together with all amendments and supplements thereto and any replacement registration statement with respect thereto or with respect to the Common Shares covered thereby, a “Later Issuance Registration Statement”)) covering the resale of the Registrable Number of shares of Common Stock, containing a prospectus that includes shares of Common Stock that may have been previously registered on an earlier Registration Statement pursuant to Rule 429 under the Securities Act; provided, however, that if the Company is unable to file a Later Issuance Registration Statement on or before the fifteenth Business Day after and excluding a Subsequent Closing Date solely due to the Company’s inability to satisfy the conditions set forth in subsection (c)(2) or (c)(3) of Rule 3-01 under Regulation S-X (which inability is not the result of the Company’s failure to timely file when due any document or report with the SEC, including any annual report on Form 10-K or quarterly report on Form 10-Q), then the Company shall be permitted to file such Later Issuance Registration Statement as promptly as practicable after the Company is able to comply with the requirements of Rule 3-01 of Regulation S-X (but in no event later than seventy-five (75) days after the end of the fiscal year of the Company ended most recently before such Subsequent Closing Date). The Company shall use its best efforts to cause each Later Issuance Registration Statement to be declared effective as soon as practicable, but not later than the earlier of (i) seventy (70) calendar days following, and including, the Subsequent Closing Date or (ii) five (5) calendar days following confirmation from the SEC that the Registration Statement will not be reviewed (the “Subsequent Required Registration Date”). Upon effectiveness of such Later Issuance Registration Statement, the Company may withdraw the Initial Registration Statement or an earlier Later Issuance Registration Statement, as applicable. The Company shall provide prompt written notice to Fletcher if the SEC elects to review any Registration Statement. The obligations to have any Registration Statement declared effective and to maintain such effectiveness as provided in this Section 5 are referred to herein as the “Registration Requirement.” The Company shall provide Fletcher with three (3) Business Days to review and comment on any Registration Statement or amendment thereto prior to filing, and the Company shall not file any Registration Statement that Fletcher reasonably objects to.

     (b)       Each Common Share is a “Covered Security” and any registration statement filed or required to be filed under the Securities Act in accordance with Section 5(a) hereof, along with any amendments and additional registration statements, including, without limitation, the Initial Registration Statement and each Later Issuance Registration Statement, is referred to collectively as the “Registration Statement”. The term “Required

Registration Date” shall mean the date by which a Registration Statement must be declared effective under this Agreement, including, without limitation, the Initial Required Registration Date (with respect to the Initial Registration Statement) and any Subsequent Required Registration Date (with respect to a Later Issuance Registration Statement). The Company shall file any Registration Statement on Form S-3, if available, otherwise on another available form and in the meantime use its best efforts to file such Registration Statement on Form S-3 as soon as it is available to the Company. The Company shall provide prompt written notice to Fletcher when the Registration Statement has been declared effective by the SEC.

     (c)       The Company will: (A) use its commercially reasonable efforts to keep the Registration Statement effective until the earlier of (x) the later of (i) the second anniversary of the issuance of the last Covered Security that may be issued, or (ii) such time as all of the Covered Securities issued or issuable hereunder can be sold by Fletcher or any of its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act (“Rule 144”) and (y) the date all of the Covered Securities issued or issuable shall have been sold by Fletcher and its affiliates (such later period, the “Registration Period”); (B) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the “Prospectus”) as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Covered Securities by Fletcher or any of its affiliates with the prior written approval of Fletcher and incorporate all such information relating to the plan of distribution as Fletcher may reasonably request, and to use its best efforts to cause such amendment or supplements to the Registration Statement and the prospectus to be declared effective as soon as practicable after filing; (C) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, including all exhibits and financial statements, as Fletcher from time to time may reasonably request; (D) cause all Covered Securities to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted; (E) provide a transfer agent and registrar for all Covered Securities and a CUSIP number for all Covered Securities; (F) otherwise comply with all applicable rules and regulations of the SEC, the NYSE and any other exchange or quotation service on which the Covered Securities are obligated to be listed or quoted under this Agreement; and (G) file the documents required of the Company and otherwise obtain and maintain requisite blue sky clearance in (x) New York and all other jurisdictions in which any of the shares of Common Stock were originally sold and (y) all other states specified in writing by Fletcher, provided, however, that as to this clause (y), the Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented. Fletcher shall have the right to approve the description of the selling stockholder, plan of distribution and all other references to Fletcher and its affiliates contained in each Registration Statement and Prospectus.

     (d)       The Company shall furnish to Fletcher upon request a reasonable number of copies of a supplement to or an amendment of any Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Covered Securities by Fletcher or any of its affiliates pursuant to the Registration Statement.

     (e)       With a view to making available to Fletcher and its affiliates the benefits of Rule 144 and Form S-3 under the Securities Act, the Company covenants and agrees to: (A) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning the Company, until the earlier of (x) the second (2nd) anniversary of the issuance of the last Covered Security to be issued and (y) such date as all of the Covered Securities shall have been resold by Fletcher or any of its affiliates; and (B) furnish to Fletcher upon request, as long as Fletcher owns any Covered Securities, (x) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company, and (z) such other information as may be reasonably requested in order to avail Fletcher and its affiliates of Rule 144 or Form S-3 with respect to such Covered Securities.

     (f)       Notwithstanding anything else in this Section 5, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Covered Security, the Company determines in good faith and upon the advice of its outside counsel that a development has occurred or a condition exists as a result of which the Registration Statement or the Prospectus contains a material misstatement or omission, or that a material transaction in which the Company is engaged or proposes to engage would require an immediate amendment to the Registration Statement, a supplement to the Prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be premature or injurious to the consummation of the transaction, the Company will immediately notify Fletcher thereof by telephone and in writing. Upon receipt of such notification, Fletcher and its affiliates will immediately suspend all offers and sales of any Covered Security pursuant to the Registration Statement. In such event, the Company will amend or supplement the Registration Statement and the Prospectus or make such filings or public disclosures as promptly as practicable and will take such other steps as may be required to permit sales of the Covered Securities thereunder by Fletcher and its affiliates in accordance with applicable federal and state securities laws. The Company will promptly notify Fletcher after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Registration Statement and the Prospectus (as so amended or supplemented, if applicable) to Fletcher in accordance with paragraphs (c) and (d) of this Section 5. Notwithstanding the foregoing, (A) under no circumstances shall the Company be entitled to exercise its right to suspend sales of any Covered Securities as provided in this Section 5(f) and pursuant to the Registration Statement more than twice in any twelve (12) month period, (B) the period during which such sales may be suspended (each a “Blackout Period”) at any time shall not exceed thirty (30) calendar days, and (C) no Blackout Period may commence less than thirty (30) calendar days after the end of the preceding Blackout Period.

     (g)       Upon the commencement of a Blackout Period pursuant to this Section 5, Fletcher will notify the Company of any contract to sell, assign, deliver or otherwise transfer any Covered Security (each a “Sales Contract”) that Fletcher or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Covered Securities during such Blackout Period, which notice will contain the aggregate sale price and quantity of Covered Securities pursuant to such Sales Contract. Upon receipt of such notice, the Company will immediately notify Fletcher of its election either to (i) terminate the Blackout Period and, as promptly as practicable, amend or supplement the Registration Statement or the Prospectus in order to correct the material misstatement or omission and deliver to Fletcher copies of each amended or supplemented Registration Statement and Prospectus in accordance with paragraphs (c) and (d) of this Section 5, or (ii) continue the Blackout Period in accordance with this paragraph. If the Company elects to continue the Blackout Period (or the Company elects to terminate the Blackout Period, but the Blackout Period is not terminated before the latest date that Fletcher may consummate the transaction contemplated by the Sales Contract), and Fletcher or any of its affiliates are therefore unable to consummate the sale of Covered Securities pursuant to the Sales Contract, the Company will promptly indemnify each Fletcher Indemnified Party (as such term is defined in Section 17(a) below) against any Proceeding (as such term is defined in Section 17(a) below) that each Fletcher Indemnified Party may incur arising out of or in connection with Fletcher’s breach or alleged breach of any such Sales Contract, and the Company shall reimburse each Fletcher Indemnified Party for any reasonable costs or expenses (including legal fees) incurred by such party in investigating or defending any such Proceeding.

     (h)       In addition to any other remedies available to Fletcher under this Agreement or at law or equity, if any Registration Statement has not been declared effective by the Required Registration Date or such Registration Statement is not available with respect to all Covered Securities at any time on or after the Required Registration Date (except during a Blackout Period permitted under Section 5(f)) the Company shall cause to be wire transferred to an account specified by Fletcher on the last Business Day of each month an amount, in immediately available United States funds, equal to:

1/15% x ND x SV

     Where:

ND =	the number of days in such month that the Registration Statement has not been declared effective by the Required Registration Date or such Registration Statement is not available with respect to shares of Covered Securities that may not otherwise be sold by Fletcher or any of its affiliates immediately pursuant to Rule 144 without compliance with the registration requirements of the Securities Act (“Non-Rule 144 Stock”); and

SV =	the aggregate Stated Value (as defined in the Certificate of Rights and Preferences and all Subsequent Certificates of Rights and Preferences) of the average number of shares of Non-Rule 144 Stock issued and outstanding on each of the days included in “ND” above.

     (i)       If the Registration Requirement is not satisfied at any point in time during the Registration Period then the Fletcher Rights Period shall be extended by one (1) day for each day (or portion thereof) that the Registration Requirement shall have not been satisfied.

     (j)       The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than Fletcher if such rights conflict with the rights of Fletcher under this Agreement.

     (k)       The Company shall take all action necessary in accordance with applicable law and the Company’s certificate of incorporation and bylaws to duly call and hold a meeting of the Company’s stockholders (the “Company Meeting”) for the purpose of considering and voting upon a proposal to amend the Restated Certificate of Incorporation of the Company to increase the number of shares of Common Stock authorized for issuance by the Company to a number of shares sufficient to satisfy the requirements of the Company, including, without limitation, to satisfy the Company’s obligations to reserve shares of Common Stock under this Agreement, and in no event to less than two hundred million (200,000,000) shares (the “Proposed Share Increase”). The Company shall take all action necessary to hold the Company Meeting on or prior to May 5, 2005, including the filing of a proxy statement with the SEC (which proxy statement shall include the recommendation of the Company’s board of directors that stockholders approve the Proposed Share Increase). The board of directors of the Company will recommend that the Company’s stockholders vote in favor of approval of the Proposed Share Increase (and not withdraw its recommendation) and the Company will use its best efforts to solicit from its stockholders proxies in favor of such approval and take all other action necessary or advisable to secure the vote of the stockholders of the Company required by applicable law, the Company’s Restated Certificate of Incorporation or bylaws or otherwise to effect the Proposed Share Increase. The Company shall not require any vote greater than a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, for approval of the Proposed Share Increase. Upon approval of the Proposed Share Increase, the Company shall take all action necessary to reserve an aggregate of fifteen million, seven hundred twenty-four thousand, three hundred and six (15,724,306) shares of Common Stock.

     6.       Conversion and Redemption of Preferred Shares.

     (a)       The Initial Preferred Shares and Additional Preferred Shares are convertible into Common Shares and redeemable into Common Shares or cash in accordance with the terms and conditions set forth in Section 6 of the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences. The

Company grants Fletcher the right to convert all or part of each series of Series D Preferred Shares (including any accrued and unpaid dividends) pursuant to the terms and conditions set forth in the Certificate of Rights and Preferences or Subsequent Certificate of Rights and Preferences of each such series, upon delivery of a “Preferred Stock Conversion Notice” in the form attached hereto as Annex D. As set forth in the Certificate of Rights and Preferences or Subsequent Certificate of Rights and Preferences of each such series, the Company may satisfy its conversion obligations only by delivering shares of Common Stock. The form of the “Preferred Stock Conversion Delivery Notice” to be executed and delivered by the Company to Fletcher, as specified in the Certificate of Rights and Preferences or Subsequent Certificate of Rights or Preferences is attached hereto as Annex E. The Company grants Fletcher the right to redeem all or part of each series of Series D Preferred Shares (including any accrued and unpaid dividends) pursuant to the terms and conditions set forth in the Certificate of Rights and Preferences or Subsequent Certificate of Rights and Preferences of each such series, commencing February 15, 2007 (or sooner under certain circumstances set forth therein), upon delivery of a notice of redemption in the form attached hereto as Annex F (the “Redemption Notice”). As set forth in the Certificate of Rights and Preferences or Subsequent Certificate of Rights or Preferences of each such series, the Company may satisfy its redemption obligations by delivering shares of Common Stock, cash or, subject to Section 6(a)(i), resetting the Conversion Prices of the Series D-1 Preferred Stock and Additional Preferred Shares. The form of the “Preferred Stock Redemption Delivery Notice” to be executed and delivered by the Company to Fletcher, as specified in the Certificate of Rights and Preferences or Subsequent Certificate of Rights and Preferences is attached hereto on Annex G.

     (i)       If the 20-Day Average Price (as defined in the Certificate of Rights and Preferences) is less than the Minimum Price (as defined below) on any date after and excluding August 12, 2005, then (A) the Company shall provide Fletcher within two (2) Business Days with a written notice that either (1)(a) the Company shall satisfy all its future redemption obligations in a combination of Common Stock and cash, or solely in cash, as elected by the Company in such notice, and (b) following such notice, notwithstanding anything herein to the contrary, if a Restatement (as defined in the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences) is required due to a material change in the financial statements of the Company on or after the date hereof, then Fletcher shall have the right to cause the redemption of its Preferred Shares and Additional Preferred Shares, from time to time, in whole or in part, thereafter, or (2) that the Conversion Prices on all Preferred Shares and Additional Preferred Shares shall thereafter be equal to the Minimum Price and all Conversion Prices of future Additional Preferred Shares to be issued shall thereafter be equal to the Minimum Price, and upon delivery of such notice such Conversion Prices shall thereafter be equal to the Minimum Price and Fletcher shall have no further right to cause the redemption of its Preferred Shares or Additional Preferred Shares thereafter, and (B) the Company shall pay all dividends in cash and not by the issuance of Common Stock (an “Issuance Blockage”). If the Company shall fail to deliver the written notice in the manner or by the date provided for in the preceding sentence, or if, in such written notice, the Company shall fail to make the election provided for in subsection (A)(1)(a) of the preceding sentence, then the Company shall satisfy all its future redemption obligations in a combination of Common Stock and cash and shall pay all dividends in cash and not by the issuance of Common Stock. Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issued or issuable hereunder exceed fifteen million, seven hundred twenty-four thousand, three hundred and six (15,724,306) shares (except that in the event of a Change of Control, the total number of shares of common stock of the Acquiring Person issued or issuable hereunder shall not exceed a number equal to nineteen and ninety-nine one hundredths percent (19.99%) of the outstanding common stock of the Acquiring Person) and if such number of shares has been issued, then the Company or the Acquiring Person, as the case may be, shall satisfy all unsatisfied redemption obligations solely in cash.

     (ii)       The “Minimum Price” shall initially equal $4.4517, provided, that, in the event of a Change of Control, the Minimum Price shall equal an amount equal to seventy million dollars ($70,000,000) divided by nineteen and ninety-nine one hundredths percent (19.99%) of the outstanding common stock of the Acquiring Person. Upon the payment of dividends in, or the conversion or redemption of any Preferred Shares or Additional Preferred Shares for, Common Stock, the Minimum Price shall be reset to equal:

$70,000,000 – FV – XR
OC – DS – CS

     Where:

FV =	the aggregate face value of all Preferred Shares and Additional Preferred Shares that have been converted or redeemed for Common Stock;

XR =	one thousand dollars ($1,000) times the number of Additional Preferred Shares that had been potentially issuable under expired and unexercised Fletcher Rights;

DS =	the aggregate number of shares of Common Stock issued in payment of dividends to and including such date;

CS =	the aggregate number of shares of Common Stock issued upon conversion or redemption of Preferred Shares or Additional Preferred Shares to and including such date; and

OC =	fifteen million, seven hundred twenty-four thousand, three hundred and six (15,724,306), provided that in the event of a Change of Control, OC shall equal nineteen and ninety-nine one hundredths percent (19.99%) of the outstanding common stock of the Acquiring Person as of immediately after the consummation of the Change of Control.

     (b)       The aggregate number of shares of Common Stock issued, as of a particular date, upon conversion or redemption of, or as dividends paid on the Series D Preferred Shares owned by Fletcher and issuable pursuant to this Agreement shall not exceed the Maximum Number as of that date. The “Maximum Number” shall initially equal seven million, six hundred sixty-nine thousand, four hundred thirty-four (7,669,434), or, in the event of a Change of Control, shall equal nine and three-fourths percent (9.75%) of the outstanding common stock of the Acquiring Person as of immediately after the consummation of the Change of Control, and may be increased upon expiration of a 65-day notice period (the “Notice Period”) after Fletcher delivers a notice (a “65 Day Notice”) to the Company designating a greater Maximum Number. A 65 Day Notice may be given at any time. From time to time following the Notice Period, Common Stock may be issued to Fletcher for any quantity of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number.

     7.       Representations and Warranties of Fletcher. Fletcher hereby represents and warrants to the Company on each Closing Date:

     (a)       Fletcher has been duly incorporated and is validly existing under the laws of Bermuda.

     (b)       The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

     (c)       Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

     (d)       Fletcher is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

     (e)       Fletcher is purchasing the Investment Securities for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act or an exemption therefrom.

     (f)       Fletcher understands that the Investment Securities are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying on the truth and accuracy of, and Fletcher’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Fletcher set forth herein in order to determine the availability of such exemptions and the eligibility of Fletcher to acquire the Investment Securities.

     8.       Future Equity Issuances. If, within twenty (20) Business Days following the Initial Closing Date, there is (i) a public disclosure of the Company’s intention or agreement to engage in, or (ii) a consummation of, any sale or issuance to any Person or Persons (other than Fletcher or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company’s capital stock, then the Company shall promptly notify Fletcher of such disclosure or such consummation, which notice shall include a copy of such disclosure or the terms and date of such consummation (the “Equity Issuance Notice”; provided that the Company shall not be required to deliver an Equity Issuance Notice upon the occurrence of the any of the following (A) a sale or issuance to the sellers of any business or assets of a business being purchased by the Company in a bona fide acquisition whether through purchase, merger, consolidation, exchange offer or otherwise, (B) a bona fide sale or issuance to any strategic or joint venture partner, the primary purpose of which is not the equity financing of the Company, (C) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (D) sales or issuances to employees, consultants or directors of the Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services in effect on the date of this Agreement, or similar plans, contracts or arrangements approved by the Company’s Board of Directors after the date hereof, in each case in the ordinary course of business consistent with past practices, (E) issuances issued upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or securities in effect on the date hereof, (F) issuances in connection with the exercise of triggering of a “poison pill” or similar anti-takeover mechanism or (G) Common Shares issued or issuable pursuant to this Agreement or upon the exercise of any Fletcher Rights. After the delivery of an Equity Issuance Notice, Fletcher shall have the right, at its sole discretion, to deliver a notice to the Company (a “Price Adjustment Notice”) no later than five (5) Business Days after and excluding the date the Equity Issuance Notice is delivered; provided, however, if the closing of such transaction occurs at a later date, Fletcher shall have the right, at its sole discretion, to deliver a new Price Adjustment Notice or replace an existing Price Adjustment Notice no later than five (5) Business Days after such closing date. If Fletcher delivers a Price Adjustment Notice to the Company, then the Conversion Price (as defined in the Certificate of Rights and Preferences) shall be reset to equal one hundred twenty-two percent (122%) of the Daily Market Price (as defined therein), calculated as of the Business Day immediately preceding the date of delivery of such Price Adjustment Notice.

     9.       Covenants of the Company. The Company covenants and agrees with Fletcher as follows:

     (a)       For so long as Fletcher owns or has the right to purchase any Investment Securities, and for a period of one (1) year thereafter, the Company will (i) maintain the eligibility of the Common Stock for listing on the New York Stock Exchange; (ii) regain the eligibility of the Common Stock for listing or quotation on all markets and exchanges including the New York Stock Exchange in the event that the Common Stock is delisted by the New York Stock Exchange or any other applicable market or exchange; (iii) obtain a listing on another national securities exchange or Nasdaq’s National Market System if the Common Stock is delisted by the New York Stock Exchange; and (iv) cause the representations and warranties contained in Section 4 to be and remain true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.

     (b)       If a Restatement (as defined in the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences) occurs, the Company shall deliver to Fletcher a Restatement Notice (as defined in the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences) within three (3) Business Days of such Restatement.

     (c)       The Company will provide Fletcher with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.

     (d)       The Company will make all filings required by law with respect to the transactions contemplated hereby.

     (e)       The Company will comply with the terms and conditions of the Series D Preferred Shares as set forth in the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences, and will not amend the Certificate of Rights and Preferences or Subsequent Certificates of Rights and Preferences without the required consent of the holders of Series D Preferred Shares.

     (f)       For so long as Fletcher owns any Investment Securities, within five (5) Business Days after the filing of each of its quarterly reports on Form 10-Q with the SEC, the Company shall deliver to Fletcher a certificate of the Chief Executive Officer and Chief Financial Officer of the Company stating that, based on their knowledge, the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of the Company as of and for the periods presented therein.

     (g)       The Company shall use its commercially reasonable efforts to cause the Common Shares to be eligible for book-entry transfer through The Depository

Trust Company (or any successor thereto) as soon as practicable after the date of this Agreement and thereafter to use its commercially reasonable efforts to maintain such eligibility.

     (h)       Subject to the satisfaction of the matters described in Section 5(k) of this Agreement, the Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all such Series D Preferred Shares and to satisfy its delivery obligation upon such conversion, to effect the redemption of the Series D Preferred Shares and to satisfy its delivery obligation upon such redemption and to satisfy its delivery obligation with respect to dividends.

     (i)       The Company shall, (i) when the number of shares of Common Stock outstanding is at least two hundred and fifty thousand (250,000) shares greater than the number of shares of Common Stock outstanding as designated in the previous Increase Notice (as hereinafter defined), or (ii) in the event that the Company has not delivered an Increase Notice, when the number of shares of Common Stock outstanding is at least two hundred and fifty thousand (250,000) shares greater than the number of shares of Common Stock specified in Section 4(l), deliver a notice (an “Increase Notice”) stating (x) the increase, if any, in the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month over the number outstanding as of the last day of the month of the preceding Increase Notice, or (y) in the event that the Company has not delivered a prior Increase Notice, the increase, if any, in the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month over number of shares outstanding specified in Section 4(l). Unless expressly waived by Fletcher, the Company shall deliver an Increase Notice to Fletcher on or before the tenth (10th) day of any calendar month for which an Increase Notice is required to be delivered pursuant to this sub-section.

     (j)       The Company shall, within one (1) Business Day after and excluding each Closing Date, publicly distribute a press release disclosing the material terms of such Initial Closing or Subsequent Closing and shall, within three (3) Business Days after and excluding each Closing Date file a report with the SEC on Form 8-K with respect to the same.

     (k)       As soon as practicable after filing with the SEC, the Company shall furnish to Fletcher (i) a true, correct and complete copy of a report of Pricewaterhouse Coopers LLP together with accompanying consolidated financial statements and schedules of the Company at December 31, 2004 and the results of the Company’s operations and cash flows for the one (1) year period ended December 31, 2004, certified by Pricewaterhouse Coopers LLP, and (ii) the written consent of Pricewaterhouse Coopers LLP to furnishing such report as described in clause (i) above.

     (l)       The Company shall not amend or otherwise modify the Rights Agreement, dated as of January 17, 1997, by and between the Company and Harris Trust and Savings Bank, as Rights Agent or any successor or similar agreement (each, a “Rights Agreement”) in any manner such that Fletcher would become (or after the exercise of any or all of Fletcher’s rights hereunder or under the Certificate of Rights and Preferences or any Subsequent Certificate of Rights and Preferences, including exercise of the Fletcher Rights and conversion or redemption of the Series D Preferred Shares, could become) an Acquiring Person (as defined under the Rights Agreement) or that would in any other manner adversely affect Fletcher as compared with all other beneficial owners of the Company’s equity securities.

     10.       Change of Control. If the Company is a party to any transaction which results in a Change of Control, Fletcher and its assigns shall have the rights set forth in the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences regarding Changes of Control in addition to the rights contained in this Agreement. The Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under this Agreement, the Certificate of Rights and Preferences and the Subsequent Certificates of Rights and Preferences including, but not limited to, the dividend, liquidation, conversion, redemption, voting, share registration and other provisions regarding the Series D Preferred Shares, the Fletcher Rights and Common Stock contained herein and therein and thereafter all references to the Company herein shall be deemed to be references to the Acquiring Person. Without limiting the foregoing, the Company shall cause all unexercised and unexpired Fletcher Rights to be converted into, and appropriate adjustments will be made to ensure that the holder of the Fletcher Rights will receive, equivalent rights with respect to the Acquiring Person including, but not limited to, the right to receive the equivalent of the Additional Preferred Shares issuable upon the exercise of such rights, and the right to receive the consideration for such Additional Preferred Shares set forth in Section 6(F) of the Subsequent Certificate of Rights and Preferences governing such series of Additional Preferred Shares.

     (a)       The Fletcher Rights shall become exercisable immediately on and after the date a public announcement is made of the Company’s or any other Person’s intention or agreement to engage in a transaction or series of transactions that may result in a Change of Control.

     (b)       On or before the date an agreement is entered into with an Acquiring Person resulting in a Change of Control, the Company shall deliver to Fletcher written notice that the Acquirer has assumed such obligations. The Company shall provide Fletcher with written notice of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person. Thereafter, the Company shall notify Fletcher promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

     (c)       “Change of Control” means (a) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person (as hereinafter defined) or its Parent, Subsidiary or affiliate, other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares of the Acquiring Person on the same pro rata basis as prior to the exchange, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (c) any other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock or Other Securities (as defined in the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences) (other than a reorganization or reclassification in which the Common Stock or Other Securities are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of the Company immediately prior to such transaction own the Common Stock, Other Securities or other voting stock of the Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction). Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

     (d)       “Acquiring Person” means, in connection with any Change of Control, (a) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (b) the transferee of all or substantially all of the properties or assets of the Company, (c) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (d) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, or, (e) in the case of a capital reorganization or reclassification, the Company, or (f) at Fletcher’s election, any Person that (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent’s Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. GAAP and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

     11.       Covenants of Fletcher. Fletcher hereby covenants and agrees with the Company that:

     (a)       Neither Fletcher, nor any of its affiliates, will at any time offer or sell any Investment Securities other than pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption therefrom.

     (b)       Neither Fletcher, nor any of its affiliates, shall engage in “short sales” (as such term is defined by Exchange Act Rule 3b-3) of Common Stock, it being understood that nothing in this Agreement shall prohibit Fletcher or any of its affiliates from engaging in any transaction in any stock index, portfolio or derivative of which

Common Stock is a component. This Section 11(b) shall be deemed to extend only to Fletcher, Fletcher’s affiliates or any Person who purchases the Fletcher Rights for value, provided that this Section 11(b) shall not apply to (i) any Person with a class of equity securities registered pursuant to Section 12 of the Exchange Act, (ii) any nonprofit, charitable or educational organization or (iii) any bona fide pledgee or financing counterparty who acquires the Fletcher Rights upon a default, foreclosure or similar event.

     12.       Legend. Subject to Section 5, Fletcher understands that the certificates or other instruments representing the Investment Securities shall bear a restrictive legend composed of exactly the following words (and a stop transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT. THE RELATIVE RIGHTS AND PREFERENCES OF THE SERIES D CUMULATIVE PREFERRED STOCK OF THE COMPANY ARE DESCRIBED IN A CERTIFICATE THEREOF FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY BY CONTACTING THE GENERAL COUNSEL OF THE COMPANY.

     The legend set forth above shall be removed and the Company shall issue a certificate without such legend to any holder of Investment Securities if, unless otherwise required by state securities laws, such shares are sold pursuant to an effective Registration Statement under the Securities Act, Rule 144 or another applicable exemption from registration.

     13.       Conditions Precedent to Fletcher’s Obligations. The obligations of Fletcher hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

     (a)       On each Closing Date, (i) the representations and warranties made by the Company in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) the Company shall have complied fully with all of the covenants and agreements in this Agreement; and (iii) Fletcher shall have received (A) on the Initial Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to such effect and (B) on each Subsequent Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to such effect.

     (b)       On each Closing Date, the Company shall have delivered to Fletcher an opinion of David L. Roland, Vice President-General Counsel and Corporate Secretary of the Company, reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters covered by paragraphs (a), (b), (c) with respect to matters other than enforceability, (d), (f) (other than with respect to clause (i)(E) thereof), (g) and (l) of Section 4 hereof. On each Closing Date, the Company shall have delivered to Fletcher an opinion of Fulbright & Jaworski L.L.P. reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters regarding enforceability covered in paragraph (c) and matters covered in paragraph (e), clause (i)(E) of paragraph (f) and the first grammatical sentence of paragraph (k) of Section 4 hereof.

     (c)       On each Subsequent Closing Date, Fletcher shall receive a report of Pricewaterhouse Coopers LLP, or another nationally-recognized accounting firm, together with the accompanying consolidated financial statement and schedules of the Company and results of the Company’s operations and cash flows, as such report appears in the most recent Form 10-K filed by the Company with the SEC.

     (d)       On the Initial Closing Date, the Registrable Number shall be duly listed and admitted for trading on the New York Stock Exchange, subject to notice of issuance.

     (e)       On or before the Initial Closing Date, the Company shall have filed with the Delaware Secretary of State the Certificate of Rights and Preferences. On or before each Subsequent Closing Date, the Company shall have filed with the Delaware Secretary of State a Subsequent Certificate of Rights and Preferences, with terms and conditions of the applicable series of Additional Preferred Shares as required by this Agreement.

     14.       Conditions Precedent to the Company’s Obligations. The obligations of the Company hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on each Closing Date: (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct; (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and (iii) the Company shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date and to such effect.

     15.       Fees and Expenses. Each of Fletcher and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party’s counsel, except as is otherwise expressly provided in this Agreement. Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the filing of any Registration Statement, including, without limitation, all fees and expenses associated with any NASD filing, if applicable.

     16.       Non-Performance.

     (a)       If the Company, at any time, shall fail to deliver the Investment Securities to Fletcher required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement, the Certificate of Rights and Preferences and the Subsequent Certificates of Rights and Preferences, for any reason other than the failure of any condition precedent to the Company’s obligations hereunder or the failure by Fletcher to comply with its obligations hereunder, then the Company shall (without limitation to Fletcher’s other remedies at law or in equity):

     (i)       indemnify and hold Fletcher harmless against any loss, claim or damage (including without limitation, incidental and consequential damages) arising from or as a result of such failure by the Company; and

     (ii)       reimburse Fletcher for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Fletcher in connection with this Agreement and the transactions contemplated herein and therein.

     17.       Indemnification.

     (a)       Indemnification of Fletcher. The Company hereby agrees to indemnify Fletcher and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Fletcher Indemnified Party”) against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Fletcher Indemnified Party in investigating or defending any such proceeding) (all of the foregoing, including associated costs and expenses being referred to herein as a “Proceeding”), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i)       any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

     (ii)       any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made; and

     (iii)       any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement, the Certificate of Rights and Preferences and the Subsequent Certificates of Rights and Preferences;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Fletcher in connection therewith.

     (b)       Indemnification of the Company. Fletcher hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i)       any untrue or alleged untrue statement of a material fact included in an SEC filing by the Company with the express written consent of Fletcher therefor by Fletcher or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state any such material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any Person acting on its or their behalf;

     (ii)       any of the representations or warranties made by Fletcher herein being untrue or incorrect at the time such representation or warranty was made; and

     (iii)       any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Company in connection therewith.

     (c)       Conduct of Claims.

     (i)       Whenever a claim for indemnification shall arise under this Section 17, the party seeking indemnification (the “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

     (ii)       Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

     (iii)       No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 17 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

     18.       Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder.

     19.       Notices. All communications hereunder shall be in writing and delivered as set forth below.

     (a)       If sent to Fletcher, all communications will be deemed delivered: if delivered by hand, on the day received by Fletcher; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Fletcher, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Fletcher International, Ltd.
c/o A. S. & K. Services Ltd.
Cedar House
41 Cedar Avenue
Hamilton HM EX
Bermuda
Attention: Felicity Holmes, Corporate Administrator
Telephone:    441-295-2244
Facsimile:       441-292-8666

with a copy to:

Fletcher Asset Management, Inc.
HSBC Tower, 29th Floor
452 Fifth Avenue
New York, NY 10018
Attention:     Peter Zayfert
Telephone:   (212) 284-4800
Facsimile:      (212) 284-4801

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention: Stephen W. Hamilton, Esq.
Telephone:   (202) 371-7010
Facsimile:     (202) 393-5760

     (b)       If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Input/Output, Inc.
12300 Parc Crest Drive
Stafford, Texas 77477
Attention:     J. Michael Kirksey
Telephone:   (281) 933-3339
Facsimile:     (281) 879-3600

with a copy to (which copy shall not constitute notice):

Input/Output, Inc.
12300 Parc Crest Drive
Stafford, Texas 77477
Attention:     General Counsel
Telephone:   (281) 933-3339
Facsimile:     (281) 879-3600

and

Fulbright & Jaworski L.L.P.
1301 McKinney Suite 5100
Houston, Texas 77010
Attention:    Marc H. Folladori
Telephone:   713-651-5151
Facsimile:     713-651-5246

     (c)       To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by the Company, such funds should be delivered in accordance with the wire instructions set forth in Annex J.

     (d)       If the Company does not agree and acknowledge or object to the delivery of any Fletcher Notice, Preferred Stock Conversion Notice or Preferred Stock Redemption Notice by 5:00 PM, New York time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.

     20.       Miscellaneous.

     (a)       The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

     (b)       This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 17 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder. The Company may not assign this Agreement. Notwithstanding anything to the contrary in this Agreement, Fletcher may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the Investment Securities), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws. No Person acquiring Common Stock from Fletcher pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (c)       This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a “Related Proceeding”). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

     (d)       Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

     (e)       Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three U.S. money center banks agreed to by the parties) plus two percent (2%).

     (f)       Fletcher and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement, the Certificate of Rights and Preferences and the Subsequent Certificates of Rights and Preferences are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

     (g)       Any and all remedies set forth in this Agreement, the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences: (i) shall be in addition to any and all other remedies Fletcher or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Fletcher and the Company may elect. The exercise of any remedy by Fletcher or the Company shall not be deemed an election of remedies or preclude Fletcher or the Company, respectively, from exercising any other remedies in the future.

     (h)       The Company agrees that the parties have negotiated in good faith and at arms’ length concerning the transactions contemplated herein, and that Fletcher would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and the Certificate of Rights and Preferences. Except as specifically provided otherwise in this Agreement, the Certificate of Rights and Preferences and the Subsequent Certificates of Rights and Preferences, the Company’s obligations to indemnify and hold Fletcher harmless in accordance with Section 17 of this Agreement are obligations of the Company that the Company promises to pay to Fletcher when and if they become due. The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

     (i)       This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Fletcher and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

     (j)       Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

     (k)       For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term “include” or “including” shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     (l)       If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     (m)       Time shall be of the essence in this Agreement.

     (n)       All dollar ($) amounts set forth herein, in the Certificate of Rights and Preferences and Subsequent Certificates of Rights and Preferences refer to United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.

     (o)       Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

INPUT/OUTPUT, INC.

By:	/s/ J. MICHAEL KIRKSEY

Name:	J. Michael Kirksey

Title:	Executive Vice President and CFO

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By:	/s/ DENIS J. KIELY

Name:	Denis J. Kiely

Title:	Director

By:	/s/ PETER ZAYFERT

Name:	Peter Zayfert

Title:	Executive Vice President

Signature Page to Agreement